Prospectus Supplement No. 9	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated March 18, 2016)	Registration No. 333-209079
Registration No. 333-210270

HEAT BIOLOGICS, INC.

9,100,000 Shares of Common Stock

Warrants to Purchase Up to 6,825,000 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus, dated March 18, 2016 (the “Prospectus”), relating to the offering of 9,100,000 shares of common stock of Heat Biologics, Inc. and warrants to purchase 6,825,000 shares of our common stock that were issued in our public offering that closed on March 23, 2016. Each warrant has an exercise price of $1.00 per share, is immediately exercisable and expires on the fifth anniversary of the original issuance date.

Our common stock is listed on the NASDAQ Capital Market under the symbol “HTBX.” On August 12, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $1.63 per share.  There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements.  See “Prospectus Summary—Implications of Being an Emerging Growth Company” in the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed on August 15, 2016, which is set forth below.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of the Prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is August 15, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)
☑ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2016
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _______________ to _______________

Commission file number: 001-35994

Heat Biologics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or Organization)	26-2844103 (I.R.S. Employer Identification No.)
801 Capitola Drive Durham, NC (Address of principal executive offices)	27713 (Zip Code)

(919) 240-7133

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐  No ☑

As of August 12, 2016 there were 19,491,018 shares of Common Stock, $0.0002 par value per share, outstanding.

HEAT BIOLOGICS, INC.

SIGNATURES	25

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, contained in this Quarterly Report on Form 10-Q, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements are not guarantees of future performance and our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to raise additional capital to support our clinical development program and other operations, our ability to develop products of commercial value and to identify, discover and obtain rights to additional potential product candidates, our ability to protect and maintain our intellectual property and the ability of our licensors to obtain and maintain patent protection for the technology or products that we license from them, the outcome of research and development activities, our reliance on third-parties, competitive developments, the effect of current and future legislation and regulation and regulatory actions, as well as other risks described more fully in this Quarterly Report on Form 10-Q and our other filings with the Securities and Exchange Commission (the “SEC”).  Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified below, under Part II, Item 1A. “Risk Factors” and elsewhere herein and those identified under Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 18, 2016. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

As a result of these and other factors, we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NOTE REGARDING COMPANY REFERENCES

Throughout this Quarterly Report on Form 10-Q, “Heat,” the “Company,” “we,” “us” and “our” refer to Heat Biologics, Inc.

i

PART I—FINANCIAL INFORMATION

ITEM 1.

FINANCIAL STATEMENTS

HEAT BIOLOGICS, INC.

Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	(unaudited)
Current Assets
Cash and cash equivalents	$7,115,392	$4,939,955
Investments, held to maturity (net)	—	6,689,643
Prepaid expenses and other current assets	440,016	869,158
Total Current Assets	7,555,408	12,498,756

Property and Equipment, net	423,681	445,733

Other Assets
Restricted cash	100,039	101,151
Deposits	69,798	69,798
Related party receivable	85,017	58,017
Deferred financing costs	—	21,600
Total Other Assets	254,854	250,566

Total Assets	$8,233,943	$13,195,055

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$478,104	$1,980,676
Accrued expenses and other payables	1,080,176	1,846,907
Current portion of long term debt	3,133,958	3,133,958
Total Current Liabilities	4,692,238	6,961,541

Long Term Liabilities
Long term debt, net of discount and current portion	2,027,399	3,589,036
Other long term liabilities	396,765	149,748
Total Liabilities	7,116,402	10,700,325

Commitments and Contingencies

Stockholders’ Equity
Common stock, $0.0002 par value; 50,000,000 shares authorized, 17,524,641 and 8,424,641 shares issued and outstanding at June 30, 2016 (unaudited) and December 31, 2015, respectively	3,186	1,366
Additional paid in capital	54,981,269	48,566,451
Accumulated deficit	(51,915,528)	(44,430,703)
Accumulated other comprehensive loss	(113,158)	(86,584)
Total Stockholders’ Equity– Heat Biologics, Inc.	2,955,769	4,050,530
Non-Controlling Interest	(1,838,228)	(1,555,800)
Total Stockholders’ Equity	1,117,541	2,494,730

Total Liabilities and Stockholders’ Equity	$8,233,943	$13,195,055

See Notes to Consolidated Financial Statements

HEAT BIOLOGICS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended, June 30,		Six Months Ended, June 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$454,907	$587,240	$955,080	$1,090,791
Clinical and regulatory	1,321,418	3,373,758	4,479,253	5,543,231
General and administrative	1,083,298	893,242	2,114,456	2,202,398
Total operating expenses	2,859,623	4,854,240	7,548,789	8,836,420

Loss from operations	(2,859,623)	(4,854,240)	(7,548,789)	(8,836,420)

Interest income	7,854	20,702	18,955	29,828
Other (expense) income, net	(57,166)	3,865	22,535	25,482
Interest expense	(123,832)	(73,075)	(259,954)	(148,505)
Total non-operating (expenses) income, net	(173,144)	(48,508)	(218,464)	(93,195)

Net loss	(3,032,767)	(4,902,748)	(7,767,253)	(8,929,615)
Net loss – non-controlling interest	(107,546)	(189,277)	(282,428)	(306,946)
Net loss attributable to Heat Biologics, Inc.	$(2,925,221)	$(4,713,471)	$(7,484,825)	$(8,622,669)

Net loss per share attributable to Heat Biologics, Inc.—basic and diluted	$(0.17)	$(0.56)	$(0.56)	$(1.13)

Weighted-average number of common shares used in net loss per share attributable to common stockholders—basic and diluted	17,524,641	8,401,159	13,324,641	7,612,393

Other comprehensive loss:
Net loss	(3,032,767)	(4,902,748)	(7,767,253)	(8,929,615)
Unrealized gain/(loss) on foreign currency translation	49,233	(16,185)	(26,574)	(37,051)
Total other comprehensive loss	(2,983,534)	(4,918,933)	(7,793,827)	(8,966,666)
Comprehensive loss attributable to non-controlling interest	(107,546)	(189,277)	(282,428)	(306,946)
Comprehensive loss	$(2,875,988)	$(4,729,656)	$(7,511,399)	$(8,659,720)

See Notes to Consolidated Financial Statements

HEAT BIOLOGICS INC.

Consolidated Statements of Stockholders’ Equity

(unaudited)

				Accumulated
				Other		Total
	Common		Accumulated	Comprehensive	Non-Controlling	Stockholders
	Stock	APIC	Deficit	Loss	Interest	Equity
Balance at December 31, 2015	$1,366	$48,566,451	$(44,430,703)	$(86,584)	$(1,555,800)	$2,494,730
Public offering, 9,100,000 shares, net of underwriters’ discounts	1,820	6,285,430	—	—	—	6,287,250
Stock issuance costs	—	(212,368)	—	—	—	(212,368)
Stock-based compensation	—	341,756	—	—	—	341,756
Other comprehensive loss	—	—	—	(26,574)	—	(26,574)
Net loss	—	—	(7,484,825)	—	(282,428)	(7,767,253)
Balance at June 30, 2016	$3,186	$54,981,269	$(51,915,528)	$(113,158)	$(1,838,228)	$1,117,541

See Notes to Consolidated Financial Statements

HEAT BIOLOGICS, INC.

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended
	June 30,
	2016	2015

Cash Flows from Operating Activities
Net loss	$(7,767,253)	$(8,929,615)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	65,553	53,937
Amortization of deferred financing costs and debt issuance costs	51,489	50,074
Amortization of held to maturity investment premium	32,733	59,882
Stock-based compensation	341,756	786,847
Increase (decrease) in cash arising from changes in assets and liabilities:
Prepaid expenses, restricted cash and other current assets	434,725	23,202
Deposits	—	(50,000)
Related party receivable	(27,000)	(9,375)
Accounts payable	(1,523,093)	(569,974)
Accrued expenses and other payables	(748,775)	362,523
Other long term liabilities	247,017	12,228
Net Cash Used in Operating Activities	(8,892,848)	(8,210,271)

Cash Flows from Investing Activities
Proceeds from maturities of short-term investments	6,656,910	12,967,509
Purchases of short term investments	—	(10,241,275)
Purchase of property and equipment	(43,501)	(103,369)
Net Cash Provided by Investing Activities	6,613,409	2,622,865

Cash Flows from Financing Activities
Proceeds from public offering, net of underwriting discounts	6,287,250	11,400,870
Stock issuance costs	(190,768)	(302,461)
Proceeds from long term debt	—	2,242,575
Payments on long term debt	(1,613,125)	—
Net Cash Provided by Financing Activities	4,483,357	13,340,984

Effect of exchange rate changes on cash and cash equivalents	(28,481)	(16,487)

Net Increase in Cash and Cash Equivalents	2,175,437	7,737,091

Cash and Cash Equivalents – Beginning of Period	4,939,955	3,714,304

Cash and Cash Equivalents – End of Period	$7,115,392	$11,451,395

Supplemental Disclosure for Cash Flow Information
Interest paid	$208,465	$98,430

See Notes to Consolidated Financial Statements

HEAT BIOLOGICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Summary of Significant Accounting Policies

Basis of presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements included in this Quarterly Report on Form 10-Q have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. However, certain information or footnote disclosures normally included in complete financial statements prepared in accordance with U.S. GAAP have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of the Company’s management, the unaudited consolidated financial statements in this Quarterly Report on Form 10-Q include all normal and recurring adjustments necessary for the fair statement of the results for the interim periods presented. The results for the three and six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending December 31, 2016.

The consolidated financial statements as of and for the three and six months ended June 30, 2016 and 2015 included in this Quarterly Report on Form 10-Q are unaudited. The balance sheet as of December 31, 2015 is derived from the audited consolidated financial statements as of that date. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 18, 2016 (the “2015 Annual Report”).

The accompanying consolidated financial statements as of and for the three and six months ended June 30, 2016 and 2015 include the accounts of Heat Biologics, Inc. and its subsidiaries, Heat Biologics I, Inc. (“Heat I”), Heat Biologics III, Inc. (“Heat III”), Heat Biologics IV, Inc. (“Heat IV”), Heat Biologics GmbH and Heat Biologics Australia Pty Ltd. The functional currency of the entities located outside the United States is the applicable local currency (the foreign entities). Assets and liabilities of the foreign entities are translated at period-end exchange rates. The statement of operations accounts are translated at the average exchange rate during the period.  The effects of foreign currency translation adjustments are included in other comprehensive gain/(loss), which is a component of accumulated other comprehensive gain/(loss) in stockholders’ equity. All significant intercompany accounts and transactions have been eliminated in consolidation. At December 31, 2015 and June 30, 2016, the Company held a 92.5% controlling interest in Heat I and accounts for its less than 100% interest in the consolidated financial statements in accordance with U.S. GAAP. Accordingly, the Company presents non-controlling interests as a component of stockholders’ equity on its consolidated balance sheets and reports non-controlling interest net loss under the heading “net loss – non-controlling interest” in the consolidated statements of operations and comprehensive loss.

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company has an accumulated deficit of approximately $51.9 million as of June 30, 2016 and a net loss of approximately $7.8 million for the six months ended June 30, 2016, and has not generated significant revenue or positive cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the audited financial statements are issued. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might result from the outcome of this uncertainty. To meet its capital needs, the Company is considering multiple alternatives, including, but not limited to, additional equity financings, debt financings, partnerships, collaborations and other funding transactions. There can be no assurance that the Company will be able to complete any such transactions on acceptable terms or otherwise. On April 1, 2016, the Company implemented a cost-savings plan and focused corporate strategy involving reductions in headcount as well as a deferral in a portion of annual base salaries for the Company’s leadership team to decrease operating costs. These cost-saving measures are intended to significantly reduce the Company’s cost structure and scale the organization appropriately for its current goals. The Company plans to direct its resources primarily to enable the completion of its Phase 2 clinical trial of HS-410 for the treatment of non-muscle invasive bladder cancer (NMIBC) and to advance the current eight patients enrolled in its Phase 1b trial evaluating HS-110 in combination with nivolumab, a Bristol-Myers Squibb PD-1 checkpoint inhibitor, for the treatment of non-small cell lung cancer (NSCLC). The Company has sufficient cash and cash equivalents to fund its clinical trials until the HS-410 Phase 2 data is released. If the Company is unable to obtain the necessary capital required to maintain operations, it will need to pursue a plan to license or sell its assets, seek to be acquired by another entity and/or cease operations.

HEAT BIOLOGICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In March 2016, the FASB ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, issued guidance to simplify the accounting for share-based payments. This new guidance (1) eliminates the ability to recognize excess tax benefits and certain tax deficiencies in additional paid in capital (“APIC”) and requires all such items be recognized as income tax expense or benefit; (2) eliminates the presentation of excess tax benefits in the financing section of the statement of cash flows and instead requires such items be recognized in the operating activities section of the statement. This ASU is effective for fiscal years beginning after December 15, 2016, and for interim periods within those annual periods. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements or related footnote disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which replaces the existing guidance in ASC 840 – Leases. This ASU requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of use asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the right-of-use asset, and for operating leases, the lessee would recognize a straight-line total lease expense. This ASU is effective for fiscal years beginning after December 15, 2018, and for interim periods within those fiscal years. The Company does not expect this guidance will have a material impact on its consolidated financial statements.

In January 2016, the FASB issued (“ASU”) No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements or related footnote disclosures.

In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 revises Subtopic 835-30 to require that debt issuance costs be reported in the balance sheet as a direct deduction from the face amount of the related liability, consistent with the presentation of debt discounts.  Prior to the amendments, debt issuance costs were presented as a deferred charge (i.e., an asset) on the balance sheet.  The ASU provides examples illustrating the balance sheet presentation of notes net of their related discounts and debt issuance costs. Further, the amendments require the amortization of debt issuance costs to be reported as interest expense. Similarly, debt issuance costs and any discount or premium are considered in the aggregate when determining the effective interest rate on the debt. The amendments are effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years.  The adoption of ASU 2015-03 on January 1, 2016 resulted in the reclassification of $17,364 and $22,707 from non-current assets to an offset to long-term debt as of June 30, 2016 and December 31, 2015, respectively.

2. Fair Value of Financial Instruments

The carrying amount of certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts payable and accrued expenses and other payables approximate fair value due to their short maturities. The carrying value of debt approximates fair value because the interest rate under the obligation approximates market rates of interest available to the Company for similar instruments.

As a basis for determining the fair value of certain of the Company’s financial instruments, the Company utilizes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level I – Observable inputs such as quoted prices in active markets for identical assets or liabilities.

HEAT BIOLOGICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Level II – Observable inputs, other than Level I prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level III – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the entire fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The majority of the Company's cash equivalents and investments are classified within Level II of the fair value hierarchy.

3. Investments

Investments in certain securities may be classified into three categories:

•

Held-to-maturity - Debt securities that the Company has the positive intent and ability to hold to maturity are reported at amortized cost.

•

Trading securities - Debt and equity securities that are bought and held principally for the purpose of selling in the near term are reported at fair value with unrealized gains and losses included in earnings.

•

Available-for-sale - Debt and equity securities not classified as either securities held-to-maturity or trading securities are reported at fair value with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders’ equity.

The Company reassesses the appropriateness of the classification of its investments at the end of each reporting period. The Company held its debt securities until the securities reached their maturity dates and as of June 30, 2016 the Company no longer holds security debts. As of December 31, 2015 the Company held short term investments which consisted of short-term FDIC insured certificates of deposit, tri-party repurchase agreement (“repo”) collateralized by U.S. Treasuries and agencies and corporate notes and bonds rated A and above which were carried at amortized cost using the effective interest method.

The following table summarizes information about short term investments at June 30, 2016 and December 31, 2015, respectively:

	Amortized Cost	Gross Unrealized (Losses)	Estimated Fair Value
June 30, 2016
Certificates of deposit, tri-party repurchase agreement, corporate notes and bonds	$—	$—	$—

December 31, 2015
Certificates of deposit, tri-party repurchase agreement, corporate notes and bonds	$6,689,643	$(4,948)	$6,684,695

HEAT BIOLOGICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

4. Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives, ranging generally from five to seven years. Expenditures for maintenance and repairs are charged to expense as incurred.

Property and equipment consisted of the following:

	June 30, 2016	December 31, 2015

Furniture and fixtures	$55,883	$55,883
Computers	36,467	40,545
Lab equipment	587,366	541,065

Total	679,716	637,493
Accumulated depreciation	(256,035)	(191,760)

Property and equipment, net	$423,681	$445,733

Depreciation expense was $65,553 and $53,937 for the six months ended June 30, 2016 and 2015, respectively.

5. Accrued Expenses and other payables

On April 1, 2016, the Board approved a cost-savings plan and focused corporate strategy involving reductions in headcount to decrease operating costs.  The Company has recorded $92,500 in accrued expenses for severance payments and expects to make the remaining payments to employees impacted by this workforce reduction in September 2016.

Accrued expenses and other payables consist of the following:

	June 30, 2016	December 31, 2015

Accrued clinical trial expenses	$785,921	$1,192,936
Compensation and related benefits	216,226	561,082
Deferred rent	48,029	52,889
Patent fees	30,000	40,000
	$1,080,176	$1,846,907

6. Debt Issuance Costs

During 2014, the Company recorded $323,021 to debt discount for the initial fair value of the warrant to purchase common stock and $27,500 to deferred financing costs related to third party fees paid in connection with the Square 1 Bank loan, which are amortized on a straight-line basis over the 42 month term of the loan which approximates the effective interest method. During 2015, deferred financing costs increased $7,425 to reflect the fees related to the third tranche of the Square 1 loan, which is further discussed in footnote 7.

Total amortization expense for the debt issuance costs was $51,489 and $50,074 during the six months ended June 30, 2016 and 2015, respectively.

HEAT BIOLOGICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

7. Notes Payable

Square 1 Bank Loan

In August 2014, the Company entered into a secured loan (the “Loan”) with Square 1 Bank, which loan is held by Pacific Western Bank as successor in interest by merger to Square 1 Bank (the “Bank”). The Loan provides the Company with a term loan in the aggregate principal amount not to exceed $7.5 million to be used to supplement working capital.  The Loan was available to the Company in four tranches:  $1.5 million was made available to the Company on August 22, 2014 (“Tranche 1 Loan”), $1.5 million was made available to the Company upon enrollment of the first patient in its Phase 2 clinical trial for HS-110 on December 30, 2014 (“Tranche 2 Loan”), $2.25 million was made available to the Company upon the initiation of the Phase 1b trial for lung cancer indication on June 30, 2015 (“Tranche 3 Loan”), and $2.25 million was made available to the Company upon the Bank’s receipt of evidence on December 30, 2015 of the full enrollment of our Phase 1/2 clinical trial for HS-410 (“Tranche 4 Loan”). At December 31, 2015, the Company had drawn down the entire $7.5 million available under the Loan.

The Loan accrues interest monthly at an interest rate of 3.05% plus the prime rate, or 6.30% per annum, whichever is greater. The Tranche 1 Loan was payable as interest-only until June 30, 2015 and thereafter is payable in monthly installments of principal plus accrued interest until February 22, 2018. The Tranche 2 Loan was payable as interest-only prior to October 31, 2015 and thereafter is payable in monthly installments of principal plus accrued interest until February 22, 2018. The Tranche 3 Loan was payable as interest-only prior to October 31, 2015 and thereafter is payable in monthly installments of principal plus accrued interest until February 22, 2018. The Tranche 4 Loan is payable in monthly installments of principal plus accrued interest until February 22, 2018. The Company has made $1.6 million and $0 in principal payments for the six month periods ended June 30, 2016 and 2015, respectively. The Company has made $208,466 and $98,430 in interest payments on the outstanding loan for the six-month periods ended June 30, 2016 and 2015, respectively. The agreement with the Bank sets forth various affirmative and negative covenants. The failure of the Company to comply with one or more of the covenants constitutes a default under the Loan. The covenants were amended in February 2016 to include the following: (i) the Company on or before September 30, 2016, having enrolled at least 18 patients in the Company’s DURGA (HS-110) clinical trial; (ii) the Company on or before December 31, 2016, having received favorable data readout from the Phase 2 randomized trial arms evaluating the Company’s HS-410 product; and (iii) after December 31, 2016, the Bank and the Company setting additional milestone covenants based upon a Board-approved plan of the Company sufficient to fund the operations necessary to achieve such milestones. The Loan also includes covenants regarding financial reporting, limits on the Company’s cash burn, incurrence of indebtedness, permitted investments, encumbrances, distributions, investments and mergers and acquisitions. The Loan is also secured by a security interest in all of the Company’s personal property, excluding its intellectual property. The Company is in compliance with the covenants of the Loan as of June 30, 2016.

8. Stock-Based Compensation

Restricted Stock

During the three and six month periods ended June 30, 2016, the Company recognized $1,634 and $2,917 in share-based compensation expense related to issuance of shares of restricted stock to non-employees (i.e., consultants) in exchange for services. During the three and six month periods ended June 30, 2015, the Company recognized $23,700 and $90,000 in share-based compensation expense related to issuance of shares of restricted stock to non-employees (i.e., consultants) in exchange for services.

HEAT BIOLOGICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Common Stock Warrants

In connection with the March 23, 2016 public offering, the Company issued 9,100,000 shares of common stock and warrants to purchase 6,825,000 shares of common stock. Each share of common stock was sold together with a warrant to purchase 0.75 of a share of common stock. The warrants have an exercise price of $1.00 per share and expire five years from the issuance date. The warrants have been accounted for as equity instruments. The fair value of the common stock warrants as of the issuance date was approximately $2,522,754.  In connection with our July 23, 2013 initial public offering, the Company issued warrants to the underwriters for 125,000 shares of common stock issuable at $12.50 per share upon exercise. The warrants expire five years from the issuance date. On March 10, 2011, the Company issued warrants to purchase shares of common stock to third parties in consideration for a private equity placement transaction. The warrants have an exercise price of $0.48 per share and expire 10 years from the issuance date. As of June 30, 2016, we have issued warrants to purchase 6,825,000 shares of common stock issuable at $1.00 per share; warrants to purchase 17,392 shares of common stock issuable at $0.48 per share and warrants to purchase 125,000 shares of common stock issuable at $12.50 per share. Subsequent to June 30, 2016, warrants for 1,966,377 shares of common stock issuable at $1.00 per share have been exercised. These warrants do not meet the criteria required to be classified as liability awards and therefore are treated as equity awards.

Stock Options

The following is a summary of the stock option activity for the six months ended June 30, 2016:

	Shares	Weighted Average Exercise Price
Outstanding, December 31, 2015	1,214,686	$4.93
Granted	433,839	$2.21
Forfeited	(232,522)	$4.01
Outstanding, June 30, 2016	1,416,003	$4.25

The weighted average grant-date fair value of stock options granted during the six months ended June 30, 2016 was $1.45. The fair value of each stock option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for stock options granted during the six months ended June 30, 2016:

Dividend yield	0.0%
Expected volatility	73.74%
Risk-free interest rate	1.89%
Expected lives (years)	6.0

The risk-free interest rate is based on U.S. Treasury interest rates at the time of the grant with a term which is consistent with the expected life of the stock options. The Company used an average historical stock price volatility based on an analysis of reported data for a peer group of comparable companies that have issued stock options with substantially similar terms, as the Company has limited trading history for its common stock. Expected term represents the period that the Company’s stock option grants are expected to be outstanding. The Company elected to utilize the “simplified” method to estimate the expected term. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Expected dividend yield was considered to be 0% in the option pricing formula since the Company had not paid any dividends and had no plans to do so in the future.

The Company recognized $128,405 and $324,396 in share-based option compensation expense for the three months ended June 30, 2016 and 2015, respectively and $338,839 and $696,847 in share-based option compensation expense for the six months ended June 30, 2016 and 2015, respectively for the Company’s stock option awards.

HEAT BIOLOGICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes information about stock options outstanding at June 30, 2016:

Options Outstanding			Options Vested and Exercisable
Balance as of 6/30/2016	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Balance as of 6/30/2016	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
1,416,003	7.4	$4.25	939,747	6.4	$4.67

As of June 30, 2016, the unrecognized stock-based compensation expense related to unvested stock options was $1,627,076, which is expected to be recognized over a weighted average period of approximately 17.9 months.

Total stock-based compensation expense, including restricted stock and stock options was $130,039 and $348,026 for the three months ended June 30, 2016 and 2015, respectively and $341,756 and $786,847 for the six months ended June 30, 2016 and 2015, respectively.

9. Financing

Public Offering

On March 23, 2016, the Company closed the issuance and sale of 9,100,000 shares of the Company’s common stock and warrants to purchase up to an aggregate of 6,825,000 shares of its common stock, at a combined public offering price of $0.75 per share and related warrant (the “Offering”). The warrants are exercisable immediately upon issuance, expire five years after the date of issuance and have an exercise price of $1.00 per share.  The net proceeds to the Company from the Offering were approximately $6.1 million after deducting underwriting discounts, commissions, and other third party offering expenses.    In connection with the Offering, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC and Aegis Capital Corp., as representatives (the “Representatives”) of the several underwriters (collectively, the “Underwriters”).  The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. Subsequent to June 30, 2016 we have raised approximately $2.0 million from the exercise of 1,966,377 warrants.

10. Net Loss Per Share

Basic and diluted net loss per common share is calculated by dividing net loss attributable to Heat Biologics, Inc. by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. The Company’s potentially dilutive shares, which include outstanding stock options and warrants, are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive. The following table reconciles net loss to net loss attributable to Heat Biologics, Inc.:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(3,032,767)	$(4,902,748)	$(7,767,253)	$(8,929,615)
Net loss: Non-controlling interest	(107,546)	(189,277)	(282,428)	(306,946)
Net loss attributable to Heat Biologics, Inc.	$(2,925,221)	$(4,713,471)	$(7,484,825)	$(8,622,669)

Weighted-average number of common shares used in net loss per share attributable to Heat Biologics, Inc.—basic and diluted	17,524,641	8,401,159	13,324,641	7,612,393
Net loss per share attributable to Heat Biologics, Inc.—basic and diluted	$(0.17)	$(0.56)	$(0.56)	$(1.13)

HEAT BIOLOGICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following potentially dilutive securities were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	For the Six Months Ended June 30,
	2016	2015
Outstanding stock options	1,416,003	1,044,020
Common stock warrants	6,842,392	17,392
Underwriters warrants	125,000	125,000

11. Income Tax

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, operating loss carryforwards, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accordance with FASB ASC 740, Accounting for Income Taxes, the Company reflects in the accompanying unaudited condensed consolidated financial statements the benefit of positions taken in a previously filed tax return or expected to be taken in a future tax return only when it is considered ‘more-likely-than-not’ that the position taken will be sustained by a taxing authority. As of June 30, 2016 and December 31, 2015, the Company had no unrecognized income tax benefits and correspondingly there is no impact on the Company’s effective income tax rate associated with these items. The Company’s policy for recording interest and penalties relating to uncertain income tax positions is to record them as a component of income tax expense in the accompanying statements of operations and comprehensive loss. As of June 30, 2016 and December 31, 2015, the Company had no such accruals.

12. Subsequent Events

Subsequent to June 30, 2016 we have raised approximately $2.0 million through exercise of 1,966,377 warrants from our March 23, 2016 offering.

ITEM 2.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited consolidated financial statements and related notes included in this Quarterly Report on Form 10-Q. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this Quarterly Report. This discussion should be read in conjunction with the accompanying unaudited consolidated financial statements and the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 18, 2016 (the “2015 Annual Report”). This discussion may contain forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth below, under Part II, Item 1A. “Risk Factors” and elsewhere herein, and those identified under Part I, Item 1A of our 2015 Annual Report.

OVERVIEW

We are an immuno-oncology company developing novel therapies intended to activate a patient’s immune system to fight cancer. Using our T cell-stimulating platform technologies, ImPACT® (Immune Pan-Antigen Cytotoxic Therapy) and ComPACT™ (Combination Pan-Antigen Cytotoxic Therapy), we have generated several product candidates that we believe may be effective in treating certain forms of cancer.  Our platform technologies address two synergistic mechanisms of action: activation of CD8+ T cells, or “killer” T cells; and T cell co-stimulation.  We believe the use of these technologies has the potential to enhance patients’ natural immune response against certain cancers.

Using our ImPACT® platform technology, we have developed product candidates that consist of live, genetically-modified, irradiated human cancer cells which secrete a broad spectrum of tumor-associated antigens (“TAAs”) together with a potent immune response stimulator called “gp96.”  The secreted antigen-gp96/TAA complexes activate a patient’s immune system to recognize and kill cancer cells that express the TAAs included in the product candidates, which we have engineered to address the most prevalent TAAs present in the “tumor signature” of a specific cancer.

Our ComPACT™ platform technology enables us to combine a pan-antigen T cell-activating vaccine and a T cell co-stimulator in a single product, offering the potential benefits of combination immunotherapy without the need for multiple independent biologic products.  Using ComPACT™, we have engineered new product candidates that incorporate various ligand fusion proteins targeting co-stimulatory receptors (OX40, ICOS, 4-1BB) into the gp96-Ig expression vector, resulting in a single product candidate that includes both a pan-antigen T cell-priming vaccine and a T cell co-stimulator.

Using our platform technologies, we produce product candidates from allogeneic cell lines selected to express the broadest array of commonly shared tumor antigens for a specified type of cancer.  Unlike autologous or “personalized” therapeutic vaccine approaches that require the extraction of blood or tumor tissue from each patient and the creation of an individualized treatment, our product candidates are fully allogeneic, do not require extraction of individual patient’s material or custom manufacturing. As a result, our product candidates can be mass-produced and readily available for immediate patient use.  Because each patient receives the same treatment, we believe that our immunotherapy approach offers logistical, manufacturing and other cost benefits compared to one-off, patient-specific approaches.

Using our ImPACT® platform technology, we have developed HS-410 (vesigenurtacel-L) as a product candidate to treat non-muscle invasive bladder cancer (“NMIBC”) and HS-110 (viagenpumatucel-L), intended for use in combination with an anti-PD-1 checkpoint inhibitor, as a potential treatment for patients with non-small cell lung cancer (“NSCLC”). To date, we have administered in excess of 1,000 doses of HS-410 and HS-110 collectively in approximately 200 patients. We are currently conducting a Phase 2 trial of HS-410 in patients with NMIBC, which is our primary focus, and a Phase 1b trial of HS-110, in combination with nivolumab (Opdivo®), a Bristol- Myers Squibb PD-1 checkpoint inhibitor, to treat patients with NSCLC.

Our lead product candidates are HS-410 and HS-110. Currently, we have completed enrollment in all arms of our Phase 2 trial with HS-410 in patients with NMIBC, and are conducting a Phase 1b trial of HS-110 in combination with nivolumab (Opdivo®), a Bristol-Myers Squibb PD-1 checkpoint inhibitor, to treat patients with NSCLC.  We are devoting substantially all of our resources to developing HS-410 and the advancing of the current eight patients in our Phase 1b clinical trial evaluating HS-110 in combination with nivolumab (Opdivo®), a Bristol-Myers Squibb PD-1 checkpoint inhibitor, to treat patients with NSCLC. We currently do not have any products approved for sale and we have not generated any significant revenue from product sales since our inception. We expect to continue to incur significant expenses and to incur increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

•

complete the ongoing clinical trials of our lead product candidates;

•

maintain, expand and protect our intellectual property portfolio;

•

seek to obtain regulatory approvals for our product candidates;

•

continue our research and development efforts;

•

add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts; and

•

operate as a public company.

Our patent portfolio comprises of eighteen issued patents and eighteen pending patent applications. These patents and applications cover the United States, Europe, and Japan as well as several other countries having commercially significant markets.

We commenced active operations in June 2008. Our operations to date have been primarily limited to organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, identifying potential product candidates and undertaking preclinical and clinical studies of our most advanced product candidates. To date, we have not generated any revenues and have financed our operations with net proceeds from the private placement of our preferred stock, our initial public offering in which we received gross proceeds of $27.0 million and net proceeds of $24.3 million, our March 16, 2015 public offering in which we received gross proceeds of $12.3 million and net proceeds to us of $11.1 million, our recent public offering that was completed on March 23, 2016 of 9,100,000 shares of our common stock and warrants to purchase up to an aggregate of 6,825,000 shares of its common stock at a combined price of $0.75 per share for gross proceeds of $6.8 million and net proceeds to us of $6.1 million, and our debt commitments.  As of June 30, 2016, we had an accumulated deficit of approximately $51.9 million. We had net losses of approximately $7.8 million and $8.9 million for the six months ended June 30, 2016 and 2015, respectively. Our stockholders’ equity as of June 30, 2016 was $1.1 million, approximately $1.4 million less than the $2.5 million minimum stockholders’ equity required by NASDAQ.  However, subsequent to June 30, 2016 we have raised approximately $2.0 million through exercise of 1,966,377 warrants from our March 23, 2016 offering.

We expect to incur significant expenses and continued losses from operations for the foreseeable future. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development and advance our clinical trials of, and seek marketing approval for, our product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts. Accordingly, there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital.  To meet our capital needs, we are considering multiple alternatives, including, but not limited to, additional equity financings, debt financings, partnerships, collaborations and other funding transactions. This is based on our current estimates, and we could use our available capital resources sooner than we currently expect. We are continually evaluating various cost-saving measures in light of our cash requirements in order to focus our resources on our lead product candidate and, in April 2016, we implemented a cost-savings plan and focused corporate strategy involving reductions in headcount as well as a deferral in a portion of annual base salaries for our leadership team to decrease operating costs. We may take additional action to reduce our immediate cash expenditures, including re-visiting our headcount, offering vendors equity in lieu of the cash due to them and otherwise limiting our other research expenses, in order to focus our resources on our lead product candidate. We will need to generate significant revenues to achieve profitability, and we may never do so.

HS-410 – Bladder Cancer

HS-410 (vesigenurtacel-L) is a biologic product candidate comprising a cancer cell line genetically modified using our ImPACT® technology platform to secrete a wide range of cancer antigens related to bladder cancer bound to gp96 molecules.  We believe that HS-410 has the potential to activate a T cell-mediated pan-antigen immune response that could be an effective treatment for patients with NMIBC.

Our primary focus is our Phase 2 trial evaluating HS-410 either alone or in combination with intravesical standard of care, Bacillus Calmette-Guérin (BCG), for the treatment of high-risk NMIBC.  The primary endpoint is one-year disease free survival.   We completed enrollment for the Phase 2 trial’s three randomized, combination arms and anticipate reporting topline efficacy, immune-response and safety data in the fourth quarter of 2016.

On February 25, 2016, we announced that we will no longer enroll new patients in our Phase 2 monotherapy trial arm evaluating HS-410 alone for the treatment of NMIBC.  We added the monotherapy trial arm in response to the intermittent global shortage of standard of care BCG in early 2015.  The shortage has since been resolved and as such, we will no longer enroll new patients in this trial arm based on discussions with the U.S. FDA.  The decision does not relate to concerns regarding the safety profile of HS-410.  The 16 patients currently enrolled, out of the anticipated 25 patients, can continue receiving HS-410 monotherapy per the study protocol.  We anticipate reporting topline 6-month data from these 16 patients in the fourth quarter of 2016, contemporaneous with reporting data from our three randomized Phase 2 trial arms evaluating HS-410 in combination with BCG.

On February 10, 2016, we announced that the U.S. FDA had lifted the partial clinical hold on our HS-410 Phase 2 clinical trial and that patient enrollment had resumed; clinical timelines were materially unchanged.  On February 3, 2016, we announced that we had concluded that the cell line on which HS-410 is based, which is a prostate cancer cell line, had been previously misidentified as a bladder cancer cell line, that we had advised the U.S. FDA of this conclusion and that the U.S. FDA had placed our HS-410 Phase 2 clinical trial on partial clinical hold while they reviewed certain updated documentation provided by us related to the misidentification.  The misidentification related to the origin of the cell line and not to the antigen profile or other characteristics of the cell line, which have been accurately characterized throughout the clinical development of HS-410.  The partial clinical hold did not relate to concerns regarding the safety and efficacy of HS-410.  All data generated and reported remained unchanged, including HS-410’s positive safety profile, immune response and shared antigenic profile with patient tumors.  Upon becoming aware of the misidentification, we amended all of the documentation necessary to correct the error, including the related investigator brochure, study protocol and informed consent form.  Due to the short duration of the clinical hold, we do not expect any material change in our clinical timelines.  In addition, we do not expect that the misidentification will have any adverse effect on the future clinical development of HS-410.  While our rights to the prostate cancer cell line are non-exclusive, we believe that our intellectual property portfolio, which we expect to be unaffected by the misidentification, will provide us with appropriate protection for the development and potential commercialization of HS-410.

In January 2016, we reported three-month interim data from the unblinded, monotherapy cohort of our company’s ongoing Phase 2 trial of HS-410 for the treatment of NMIBC at the Phacilitate Immunotherapy World Conference.  In the monotherapy arm, a series of weekly intradermal injections of HS-410 is being dosed as an alternative to BCG.  Images of the bladder taken from several treated patients showed changes that resemble lymphoid (T cell rich) structures that we have observed in biopsy samples, which we believe indicates that HS-410 is generating an immune response as expected. Six out of seven patients in the monotherapy arm, who had reached the 3-month timepoint after treatment with HS-410 alone, remained recurrence free.  One of those patients had carcinoma in situ (CIS) – the patient population believed to be least responsive to BCG – and that patient experienced complete response.

HS-110 – Non-Small Cell Lung Cancer (“NSCLC”)

HS-110 (viagenpumatucel-L) is a biologic product candidate comprising a cancer cell line that has been genetically modified using our ImPACT® technology platform to secrete a wide range of cancer associated antigens related to lung cancer bound to gp96 proteins.  We believe that HS-110 has the potential to activate a T cell-mediated pan-antigen immune response that could be an effective treatment for patients with NSCLC.

We are conducting a Phase 1b clinical trial evaluating HS-110 in combination with nivolumab (Opdivo®), a Bristol-Myers Squibb PD-1 checkpoint inhibitor, to treat patients with NSCLC.  The multicenter, open label trial is expected to initially enroll 18 patients and is designed to accommodate cohort expansion up to 30 patients in total.  Our intent is to advance the current eight patients enrolled in the Phase 1b clinical trial with the proceeds from our March 2016 public offering and to continue to enroll patients in this trial only if additional funding becomes available.  The purpose of the trial is to evaluate the safety and efficacy of HS-110 in combination with nivolumab, an FDA approved anti-PD-1 checkpoint inhibitor, in patients with NSCLC whose cancers have progressed after first-line therapy. Primary and secondary trial endpoints include safety and tolerability, immune response, overall response rate and progression-free survival.  Top-line objective response rate and 6-month progression free survival (PFS) data are expected by the end of 2016 for these first eight patients.

In June 2016, we reported interim study findings suggesting that the addition of HS-110 to nivolumab does not significantly alter the nivolumab safety profile to-date.  In addition, case studies of three trial patients (one non-responder and two responders) have been characterized.  While all three patients showed a decrease in immune cell PD-1 expression, which is consistent with nivolumab’s mechanism of action, both responders also showed a decrease in immunosuppressor cells, as well as increases in activated effector T cells in the peripheral blood.  Furthermore, the two responders showed an increase in CD8+ T cells in biopsy samples after treatment with the HS-110/nivolumab combination.  ELISPOT analysis of patient blood samples demonstrated induction of antigen-specific immune responses to both total vaccine antigen and individual shared tumor antigens in both responding patients, but not the clinical non-responder.  Finally, these responding patients also had low-grade injection site reactions in addition to rash, which the non-responder did not, suggesting their clinical and immune responses may be attributed to the HS-110 vaccine.

We also are conducting a Phase 2 clinical trial evaluating HS-110 in combination with low dose cyclophosphamide versus chemotherapy alone as a potential third-line or fourth-line treatment in patients with NSCLC.  We completed enrollment of 66 patients in this study in September 2015. These patients will be followed for overall survival with data expected to be reported in the fourth quarter of 2016.

Additional Indications

We continue to evaluate other potential indications for our ImPACT® and ComPACT™ platform technologies.  Specifically, using ComPACT™, we have developed cell lines for several other cancers with the first product candidate being a second-generation therapy for non-small cell lung cancer (HS-120).  Our decision to further pursue these product candidates or any additional product candidates other than our two lead product candidates will be based in part upon available funding and partnering opportunities.  On February 18, 2015, we announced a collaboration with OncoSec Medical Inc. to evaluate the feasibility of OncoSec’s ImmunoPulse in vivo electroporation technology for intra-tumoral delivery of gp96-Ig encoding DNA plasmids to activate specific immune responses against ‘private,’ mutation-derived tumor neo-antigens.  In April 2016, we announced the first preclinical data from this collaboration.  Preclinical data demonstrated that combining Heat’s ComPACT vaccine with OncoSec’s intratumoral DNA electroporation delivery platform stimulated an expansion of neoantigen-specific CD8+ T cells, leading to a regression in both treated and untreated cancer tumors in two mouse studies (melanoma and colorectal cancer).  These findings provide initial proof-of-principal and warrant further investigation.

ComPACT™

On June 15, 2015, we announced the development of a next-generation platform incorporating various T cell costimulatory ligand fusion proteins into the gp96-Ig expression vector. ComPACT™ combines a pan-antigen T cell-priming vaccine and T cell co-stimulator in a single product, offering the potential benefits of combination immunotherapy in a single drug without the need for multiple independent biologic products. ComPACT™ has been engineered to incorporate various fusion proteins targeting co-stimulatory receptors (OX40, ICOS, 4-1BB), enabling the combination of two important immunotherapy pathways in a single drug.  We have reported preclinical data demonstrating that ComPACT secreting OX40L generated the most potent immune response among other ComPACT co-stimulator variations including TL1A, 4-1BBL and ICOSL, as well as compared to systemic delivery of OX40 agonist antibody and vaccine alone.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

We believe that several accounting policies are important to understanding our historical and future performance. We refer to these policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates—which also would have been reasonable—could have been used, which would have resulted in different financial results.

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and make various assumptions, which management believes to be reasonable under the circumstances, which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have elected to follow the extended transition period guidance provided for in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. We will disclose the date on which adoption of such standards is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standards.

The notes to our audited consolidated financial statements contain a summary of our significant accounting policies. We consider the following accounting policies critical to the understanding of the results of our operations:

•

Stock-based compensation;

•

Clinical and regulatory costs; and

•

Research and development costs.

RESULTS OF OPERATIONS

Comparison of the Three Months ended June 30, 2016 and 2015

Research and development expense.  Research and development expense decreased by 23% to $454,907 for the quarter ended June 30, 2016 compared to $587,240 for the quarter ended June 30, 2015. The $132,333 decrease is attributable to a $99,807 reduction in non-cash stock compensation expense primarily due to equity grants awarded to one of our Scientific Advisory Board members in 2015, $29,264 decrease in compensation costs, and the remaining decrease of $3,262 is attributable to changes in various other expenses.

Clinical and regulatory expense.  Clinical and regulatory expense decreased 61% to $1,321,418 for the quarter ended June 30, 2016 compared to $3,373,758 for the quarter ended June 30, 2015. The $2,052,340 decrease is primarily attributable to a $1,963,089 decrease in clinical trial execution costs as we have focused our resources primarily to enable the completion of our Phase 2 clinical trial of HS-410 for the treatment of NMIBC and to advance the current eight patients enrolled in our Phase 1b trial evaluation of HS-110 in combination with nivolumab, a Bristol-Myers Squibb PD-1 checkpoint inhibitor, for the treatment of NSCLC. The remaining decrease of $89,251 is attributable to a $137,285 decrease in marketing expense for patient enrollment offset by a $48,034 increase related to personnel and other costs.

General and administrative expense.  General and administrative expense increased 21% to $1,083,298 for the quarter ended June 30, 2016 compared to $893,242 for the quarter ended June 30, 2015. The $190,056 increase is attributable to a $125,364 increase in personnel-related costs due to separation expense of two of our former executive officers, $29,433 increase in professional fees largely from additional legal and consulting fees, $27,716 increase in facilities and operating expenses and $7,543 increase in travel and related fees.

Interest income.  Interest income was $7,854 for the quarter ended June 30, 2016 compared to $20,702 for the quarter ended June 30, 2015. The decrease of $12,848 is de minimis.

Other (expense) income. Other expense decreased to $(57,166) for the quarter ended June 30, 2016 from income of $3,865 for the quarter ended June 30, 2015. The decrease is primarily related to foreign exchange rates related to the Australian dollar.

Interest expense.  Interest expense was $123,832 for the quarter ended June 30, 2016 compared to $73,075 for the quarter ended June 30, 2015. As of June 30, 2015 we had drawn down three of four Tranche Loans for $5.3 million and at the end of 2015 we had drawn down all four Tranche Loans for a total of $7.5 million.

Workforce reduction.  In April 2016, we implemented a cost-savings plan involving a reduction of approximately 22% of the Company’s headcount to decrease operating costs. The workforce reduction is related to our plan to improve operational efficiencies and other cost-cutting measures. We recorded total charges for severance, related benefits and other costs of approximately $271,338 during the second quarter of 2016.

Comparison of the Six Months ended June 30, 2016 and 2015

Research and development expense.  Research and development expense decreased by 12% to $955,080 for the six month period ended June 30, 2016 compared to $1,090,791 for the six month period ended June 30, 2015. The $135,711 decrease was attributable to reductions in patent, license and other professional fees of $151,943 primarily associated with our decision to no longer pursue a certain technology and $37,300 decrease in compensation costs attributable to deferral in salary as part of our cost-savings plan.  These decreases are offset by increases of $38,418 in supplies and facilities costs as we bring more research and development capabilities in-house, $10,391 in depreciation related to the build-out of the lab facility and $4,723 in travel and other expenses.

Clinical and regulatory expense.  Clinical and regulatory expense decreased 19% to $4,479,253 for the six month period ended June 30, 2016 compared to $5,543,231 for the six month period ended June 30, 2015. The $1,063,978 decrease is attributable to decreases in clinical trial execution costs of $1,244,720 as we have focused our resources primarily to enable the completion of its Phase 2 clinical trial of HS-410 for the treatment of NMIBC and to advance the current eight patients enrolled in its Phase 1b trial evaluation of HS-110 in combination with nivolumab, a Bristol-Myers Squibb PD-1 checkpoint inhibitor, for the treatment of NSCLC, a $237,951 decrease in professional services related to marketing expense for patient enrollment, offset by increases of $297,011 in personnel and $121,682 in supplies and associated costs during the first three months of 2016 to support our clinical trials and manufacturing efforts.

General and administrative expense.  General and administrative expense decreased 4% to $2,114,456 for the six month period ended June 30, 2016 compared to $2,202,398 for the six month period ended June 30, 2015. The $87,942 decrease is primarily related to a decrease of $106,139 related to decreases in professional services as we bring more services in-house offset by $18,197 increase to changes in various other expenses.

Interest income.  Interest income was $18,955 for the six month period ended June 30, 2016 compared to $29,828 for the six month period ended June 30, 2015. The decrease of $10,873 is de minimis.

Other income (expense). Other income decreased to $22,535 for the six month period ended June 30, 2016 from $25,482 for the six month period ended June 30, 2015. Other income is primarily related to the reimbursement of taxes expensed during the previous six month period associated with clinical trial execution in Australia and foreign exchange rates related to the Australian dollar.

Interest expense.  Interest expense increased by 75% to $ 259,954 for the six month period ended June 30, 2016 compared to $148,505 for the six month period ended June 30, 2015. During the first six month period of 2015 we had drawn down three of four Tranche Loans for $5.3 million and at the end of 2015 we had drawn down all four Tranche Loans for a total of $7.5 million.

Workforce reduction.  In April 2016, we implemented a cost-savings plan involving a reduction of approximately 22% of the Company’s headcount to decrease operating costs. The workforce reduction is related to our plan to improve operational efficiencies and leverage cost-cutting measures. We recorded total charges for severance, related benefits and other costs of approximately $271,338 during the second quarter of 2016.

Comparison of the Balance Sheet at June 30, 2016 and December 31, 2015

Investments, held to maturity (net). Investments held to maturity (net) decreased to $0 as of June 30, 2016 compared to $6,689,643 as of December 31, 2015. The Company no longer holds debt securities as investments.

Prepaid expenses and other current assets.  Prepaid expenses and other current assets were $440,016 as of June 30, 2016 compared to $869,158 as of December 31, 2015. The decrease of $429,142 was primarily due to the reduction in the amount paid in advance to our clinical research organizations (CRO) as we progress our clinical trial studies for HS-410 and HS-110.

Accounts Payable.  Accounts payable was $478,104 as of June 30, 2016 compared to $1,980,676 as of December 31, 2015. The decrease of $1,502,572 was primarily related to payments to one of our drug manufacturers and two of our clinical trial investigator sites in 2016.

Accrued Expenses and Other Payables. Accrued expenses were $1,080,176 as of June 30, 2016 compared to $1,846,907 as of December 31, 2015. The decrease of $766,731 was primarily related to a decrease during 2016 of our investigator sites as we closed patient enrollment and our 2015 employee bonuses which were accrued at December 31, 2015 but subsequently paid in January 2016.

Long Term Debt, net of discount deferred/financing.  Long term debt was $2,027,399 as of June 30, 2016 compared to $3,589,036 as of December 31, 2015. The decrease of $1,561,637 is due to $1,613,125 in principal payments offset by $51,488 in debt discount and deferred financing costs, amortized to expense.

Foreign currency translation. The foreign currency translation adjustment included in accumulated other comprehensive loss was $26,574 for the six month period ended June 30, 2016 compared to $37,051 for the six month period ended June 30, 2015.

LIQUIDITY AND CAPITAL RESOURCES

Sources of liquidity

To date, we have not generated any significant revenues. Since our inception in June 2008, we have financed our operations principally through private placements, our July 2013 initial public offering, our March 2015 public offering, our March 2016 public offering, and debt commitments. The total gross proceeds from the March 2016 public offering was $6.8 million, before the underwriting discount and other offering expenses payable by us. The net proceeds to us were approximately $6.1 million. Subsequent to June 30, 2016 we have raised approximately $2.0 million from the exercise of 1,966,377 warrants. Although we believe our existing cash and cash equivalents will be sufficient to fund our clinical trials until the HS-410 Phase 2 data is released, we believe that our existing cash and cash equivalents will not be sufficient to meet our anticipated cash needs for the next twelve months. We intend to spend substantial amounts on research and development and clinical and regulatory activities, including product development, regulatory and compliance, clinical studies in support of our future product offerings, and the enhancement and protection of our intellectual property. We will need to obtain additional financing to pursue our business strategy, to respond to new competitive pressures or to take advantage of opportunities that may arise. To meet our financing needs, we are considering multiple alternatives, including, but not limited to, current and additional equity financings, debt financings and/or funding from partnerships or collaborations. There can be no assurance that we will be able to complete any such transactions on acceptable terms or otherwise. Most recently, the Company’s leadership team elected to suspend a proposed public offering of shares of the Company’s common stock, which offering was announced on July 21, 2016, to explore alternative options presented to the Company.  The Company has now determined to terminate such offering. If we are unable to obtain the necessary capital, we will scale back our operations, license or sell our assets, seek to be acquired by another entity and/or cease operations. We are continually evaluating various cost-saving measures in light of our cash requirements in order to focus our resources on our lead product candidate and, in April 2016, we implemented a cost-savings plan and focused corporate strategy involving reductions in headcount as well as a deferral in a portion of annual base salaries for our leadership team to decrease operating costs. We may take additional action to reduce our immediate cash expenditures, including re-visiting our headcount, offering vendors equity in lieu of the cash due to them and otherwise limiting our other research expenses, in order to focus our resources on our lead product candidate.  As of June 30, 2016, we had $7.1 million in cash and cash equivalents.

Our cash and cash equivalents are currently held in an interest-bearing checking and money market account.

Cash flows

Operating activities.  The use of cash in all periods resulted primarily from our net losses adjusted for non-cash charges and changes in the components of working capital. The increase in cash used in operating activities for the six month period ended June 30, 2016 compared to the six month period ended June 30, 2015 is due to an increase in clinical and regulatory expenses as we advance our clinical trials. Additionally, there was an increase in other operational costs primarily associated with increases in headcount in all departments during the first three months of 2016.

Investing activities.  Cash provided by investing activities for the six month periods ended June 30, 2016 and 2015 was primarily from proceeds from maturities of various short-term investments offset by the purchase of property and equipment.

Financing activities.  Cash provided by financing activities during the six month period ended June 30, 2016 was primarily from the March 2016 public offering which generated proceeds, net of underwriting discount and stock issuance cost of approximately $6.1 million. Cash provided by financing activities during the six month period ended June 30, 2015 was primarily from the March 2015 public offering and exercise of the over-allotment option which generated proceeds, net of underwriting discount and stock issuance cost of approximately $11.1 million, as well as $2.2 million in proceeds from Tranche 3 of the Loan.

Funding requirements

Although we believe our existing cash and cash equivalents will be sufficient to fund our clinical trials until the HS-410 Phase 2 data is released, we believe that our existing cash and cash equivalents will not be sufficient to meet our anticipated cash needs for the next twelve months. To meet our financing needs, we are considering multiple alternatives, including, but not limited to, current and additional equity financings, debt financings and/or funding from partnerships or collaborations. We are continually evaluating various cost-saving measures in light of our cash requirements in order to focus our resources on our lead product candidate and, in April 2016, we implemented a cost-savings plan and focused corporate strategy involving reductions in headcount as well as a deferral in a portion of annual base salaries for our leadership team to decrease operating costs. We may take additional action to reduce our immediate cash expenditures, including re-visiting our headcount, offering vendors equity in lieu of the cash due to them and otherwise limiting our other research expenses, in order to focus our resources on our lead product candidate.  Thereafter, we intend to meet our financing needs through the issuance of equity or debt and/or funding from partnerships or collaborations.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under Securities and Exchange Commission rules.

CONTRACTUAL OBLIGATIONS

On July 26, 2016, we entered into an amendment to our license agreement that we originally entered into with the University of Miami in July 2008 pursuant to which we amended our milestone payments and agreed to pay $500,000 upon approval of an NDA for a lung cancer vaccine that is covered by the patents. The amendment is filed as part of this report, see Exhibit 10.1.

ITEM 3.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not applicable to smaller reporting companies.

ITEM 4.

CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Principal Executive Officer and Principal Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2016. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. We have adopted and maintain disclosure controls and procedures (as defined Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to provide reasonable assurance that information required to be disclosed in the reports filed under the Exchange Act, such as this Quarterly Report on Form 10-Q, is collected, recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company’s disclosure controls and procedures are also designed to ensure that such information is accumulated and communicated to management to allow timely decisions regarding required disclosure.  Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on the evaluation of our disclosure controls and procedures as of June 30, 2016 our Principal Executive Officer and Principal Financial Officer concluded that, as of such a date, our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) occurred during the quarter ended June 30, 2016 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.

LEGAL PROCEEDINGS.

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

ITEM 1A.

RISK FACTORS.

The following information and updates should be read in conjunction with the information disclosed in Part 1, Item 1A, “Risk Factors,” contained in our 2015 Annual Report. Except as disclosed below, there have been no material changes from the risk factors and uncertainties disclosed in our 2015 Annual Report.

We will need to raise additional capital to operate our business and our failure to obtain funding when needed may force us to delay, reduce or eliminate our development programs or commercialization efforts.

During the six months ended June 30, 2016, our operating activities used net cash of approximately $8.9 million and as of June 30, 2016 our cash and cash equivalents were approximately $7.1 million. During the year ended December 31, 2015, our operating activities used net cash of approximately $17.4 million and as of December 31, 2015 our cash and cash equivalents and short term investments were approximately $11.6 million. We have experienced significant losses since inception and have a significant accumulated deficit. As of June 30, 2016, our accumulated deficit totaled approximately $51.9 million and as of December 31, 2015, our accumulated deficit totaled approximately $44.4 million on a consolidated basis. We expect to incur additional operating losses in the future and therefore expect our cumulative losses to increase. We do not expect to derive revenue from any source in the near future until we or our potential partners successfully commercialize our products. Despite cost-saving measures that we implemented, we expect our expenses to increase if and when we initiate and conduct Phase 3 and other clinical trials, and seek marketing approval for our product candidates. Until such time as we receive approval from the FDA and other regulatory authorities for our product candidates, we will not be permitted to sell our products and therefore will not have product revenues from the sale of products. For the foreseeable future we will have to fund all of our operations and capital expenditures from equity and debt offerings, cash on hand, licensing fees and grants.

We expect that our current cash and cash equivalents together with the offering proceeds will allow us to complete the Phase 2 clinical trial for HS-410 and continue to treat the current eight patients enrolled in the Phase 1b clinical trial for HS-110. The continued enrollment of additional patients in our Phase 1b trial evaluating HS-110 in combination with nivolumab, a Bristol-Myers Squibb PD-1 checkpoint inhibitor, will be dependent upon us raising additional funding.  Our primary focus is to complete the Phase 2 trial of HS-410 for the treatment of NMIBC, making our business and operating results largely dependent on our efforts to complete this Phase 2 trial. As such, if the Phase 2 trial of HS-410 for the treatment of NMIBC was not successful, it would have an immediate material adverse effect on our business, operating results and financial condition.

If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned preclinical and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to delay, discontinue or curtail product development, forego sales and marketing efforts, and forego licensing in attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity or debt securities, which will have a dilutive effect on our stockholders

We may continue to generate operating losses and experience negative cash flows and it is uncertain whether we will achieve profitability.

For the six months ended June 30, 2016 and June 30, 2015, we incurred a net loss of $7.8 million and $8.9 million, respectively.  For the years ended December 31, 2015 and December 31, 2014, we incurred a net loss of $21.1 million and $12.2 million, respectively. We have an accumulated deficit of $51.9 million through June 30, 2016. We expect to continue to incur operating losses until such time, if ever, as we are able to achieve sufficient levels of revenue from operations. Our ability to achieve profitability will depend on us obtaining regulatory approval for our product candidates and market acceptance of our product offerings and our capacity to develop, introduce and sell our products to our targeted markets. There can be no assurance that any of our product candidates will be approved for commercial sale, or even if our product candidates are approved for commercial sale, that we will ever generate significant sales or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted at this point.

Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating expenses and anticipate that our expenses will increase substantially in the foreseeable future as we:

•

continue to undertake preclinical development and conduct clinical trials for product candidates;

•

seek regulatory approvals for product candidates;

•

implement additional internal systems and infrastructure; and

•

hire additional personnel.

We also expect to experience negative cash flows for the foreseeable future as we fund our operating losses. As a result, we will need to generate significant revenues or raise additional financing in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability would likely negatively impact the value of our securities and financing activities.

The possible issuance of common stock subject to options and warrants may dilute the interest of stockholders.

In 2009, we adopted a 2009 Stock Option and Restricted Stock Plan (the “2009 Plan”). In 2014, we adopted a 2014 Stock Incentive Plan (the “2014 Plan”) and in 2015 and 2016 we increased the number of shares of common stock that we have authority to grant under the 2014 Plan. As of August 12, 2016, awards for 2,252,512 shares of common stock have been granted under the 2009 Plan and the 2014 Plan and there were 401,363 shares of common stock remaining available for grant under these plans. In addition, as of August 12, 2016, we have 17,392 shares issuable upon exercise of warrants granted to third parties in connection with prior private placements of our equity securities and debt 4,858,623 shares of common stock issuable upon exercise of warrants granted to third parties in connection with our recent public offering and 125,000 shares of common stock issuable at $12.50 per share upon exercise of warrants issued to the underwriters in connection with our initial public offering. To the extent that outstanding stock options and warrants are exercised, or additional securities are issued, dilution to the interests of our stockholders may occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such outstanding options.

Future sales of our common stock by our existing stockholders could cause our stock price to decline.

As of August 12, 2016, we had 19,491,018 shares of our common stock outstanding, all of which are currently eligible for sale in the public market, subject, in certain circumstances to the volume, manner of sale and other limitations under Rule 144 or 701 promulgated under the Securities Act. It is conceivable that stockholders may wish to sell some or all of their shares. If our stockholders sell substantial amounts of our common stock in the public market at the same time, the market price of our common stock could decrease significantly due to an imbalance in the supply and demand of our common stock. Even if they do not actually sell the stock, the perception in the public market that our stockholders might sell significant shares of our common stock could also depress the market price of our common stock.

A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause stockholders to lose part or all of their investment in our shares of common stock.

Our management team may invest or spend the proceeds of our prior offering in ways with which stockholders may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from our March 2016 public offering and additional future financings. The intended use of our net proceeds from the March 2016 public offering is to continue to fund our current Phase 2 trial of HS-410 for the treatment of NMIBC and to advance the current eight patients enrolled in our Phase 1b trial evaluating HS-110 in combination with nivolumab, a Bristol-Myers Squibb PD-1 checkpoint inhibitor, for the treatment of NSCLC through the reporting of topline data; and the remaining net proceeds will be used for licensing or acquisition of assets complementary to our existing programs, as well as working capital and general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our common stock.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until warrant holders acquire shares of our common stock upon exercise of their warrants, the warrant holders will have no rights with respect to shares of our common stock issuable upon exercise of their warrants. Upon exercise of the warrants, the warrant holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants issued in our recent public offering may not have any value.

Each warrant that we issued in our recent public offering will have an exercise price of $1.00 per share and will expire on the fifth anniversary of the original issuance date. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

There is no established market for the warrants issued in our recent public offering to purchase shares of our common stock being offered in this offering.

There is no established trading market for the warrants issued in our recent public offering and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

Our failure to meet the continued listing requirements of The NASDAQ Capital Market could result in a de-listing of our common stock.

Our shares of common stock are currently listed on The NASDAQ Capital Market.  If we fail to satisfy the continued listing requirements of The NASDAQ Capital Market, such as the corporate governance requirements, minimum bid price requirement or the minimum stockholder’s equity requirement, The NASDAQ Capital Market may take steps to de-list our common stock. Any de-listing would likely have a negative effect on the price of our common stock and would impair our stockholders’ ability to sell or purchase our common stock when they wish to do so. On May 2, 2016, we received written notice from the Listing Qualifications Department of NASDAQ Stock Market LLC (“NASDAQ”) notifying us that for the preceding 30 consecutive business days (March 18, 2016 through April 29, 2016), our common stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by NASDAQ Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of our common stock which will continue to trade on The NASDAQ Capital Market under the symbol “HTBX.” Compliance can be achieved automatically and without further action if the closing bid price of our common stock is at or above $1.00 for a minimum of ten consecutive business days at any time during the 180-day compliance period, in which case NASDAQ will notify us of our compliance and the matter will be closed.  From August 2, 2016 through August 15, 2016, our common stock maintained the minimum closing bid price of $1.00 per share and therefore we have regained compliance with the Minimum Bid Price Requirement.  However, there can be no assurance that we will be able to continue to maintain compliance with the Minimum Bid Price Requirement if we should in the future fail to be compliant.

In addition, on February 22, 2016, we received a deficiency letter from the NASDAQ indicating that as of December 31, 2015 our stockholders’ equity of $2,495,000 did not meet the $2,500,000 minimum required to maintain continued listing. Although the proceeds of our March 2016 offering satisfied the continued listing requirements of the NASDAQ with respect to stockholders’ equity, there can be no assurance that we will continue to satisfy such requirements. For example, although we have raised approximately $2.0 million subsequent to June 30, 2016, for the fiscal quarter ended June 30, 2016, our stockholders’ equity as of June 30, 2016 was approximately $1,100,000 and therefore we did not meet the $2,500,000 minimum stockholders’ equity required by NASDAQ as of June 30, 2016. There can be no guarantee that we can raise sufficient proceeds from potential equity offerings and other sources, such as the exercise for cash of previously issued warrants, in order to enable us to comply with the stockholders’ equity requirements for continued listing on NASDAQ.

In the event of any de-listing, we would take actions to restore our compliance with The NASDAQ Capital Market’s listing requirements, but we can provide no assurance that any action taken by us would result in our common stock becoming listed again, or that any such action would stabilize the market price or improve the liquidity of our common stock.

ITEM 2.

UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None.

ITEM 3.

DEFAULTS UPON SENIOR SECURITIES.

Not Applicable.

ITEM 4.

MINE SAFETY DISCLOSURES.

Not Applicable.

ITEM 5.

OTHER INFORMATION.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers, which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for certain expenses, including attorneys' fees, expenses, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her service as one of our directors or executive officers or any other company or enterprise to which such person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

This description of our indemnification agreements is qualified in its entirety by reference to such document, the form of which is attached as Exhibit 10.2 to this Quarterly Report on Form 10-Q.

Proposed Public Offering

As previously announced, the Company’s leadership team elected to suspend a proposed public offering of shares of the Company’s common stock, which offering was announced on July 21, 2016.  The Company elected to suspend this offering in order to explore alternative options presented to the Company.  The Company has now determined to terminate such offering.

ITEM 6.

EXHIBITS.

The exhibits filed as part of this Quarterly Report on Form 10-Q are set forth on the Exhibit Index, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEAT BIOLOGICS, INC.

Date: August 15, 2016	By:	/s/ Jeffrey A. Wolf
Jeffrey A. Wolf
Chairman and Chief Executive Officer
(Principal executive officer)

Date: August 15, 2016	By:	/s/ Ann A. Rosar
Ann A. Rosar
Vice President of Finance
(Principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1*	Amendment to License Agreement (UM97-14) between the University of Miami and Heat Biologics, Inc. effective July 26, 2016
10.2*	Form of Indemnification Agreement by and between Heat Biologics, Inc. and its directors and officers
31.1*	Certification of Chief Executive Officer pursuant to Rules 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Vice President of Finance pursuant to Rules 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Vice President of Finance pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

———————

*

Filed herewith.

EXHIBIT 10.1

AMENDMENT TO LICENSE AGREEMENT (UM97-14)	CONFIDENTIAL

The original "License Agreement," executed 11-Jul-2008, defined "Heat Biologics, Inc." as the LICENSEE. An "Assignment and Assumption Agreement" was executed 26-Jun-2009 to transfer licensee rights and responsibilities related to the original "License Agreement" from Heat Biologics, Inc. to Heat Biologics I, Inc. In accordance with the language of the original "License Agreement," this amendment refers to "Heat Biologics, Inc." as the LICENSEE. However, it is mutually understood that the rights and responsibilities assigned to Heat Biologics, Inc. fall to Heat Biologics I, Inc., regardless of the LICENSEE signatory's designated affiliation.

This amendment is entered into and made effective as of the last signature date below. University of Miami ("University"), a Florida non-profit Corporation, having offices at 1951 NW 7th Avenue, Suite 300, Miami, FL 33136 and Heat Biologics, Inc. ("Heat"), a Delaware corporation, whose principal place of business is 801 Capitola Drive, Durham, NC 27713 agree that the "License Agreement" executed 11-Jul-2008 for the technology identified as UM97-14 (also known as UMSS-114) is amended as follows:

Section 8.1(e) is replaced in with:

"In addition to all other payments required under this Agreement, LICENSEE agrees to pay LICENSOR a milestone payment in the amount of five hundred thousand dollars ($500,000) upon approval of an NOA for a lung cancer vaccine covered by Patent Rights."

LICENSOR and LICENSEE mutually agree and confirm that other than the amendment to Section 8.1(e), all other provisions of the License Agreement remain in full force and effect.

The License Agreement, as amended by this Amendment and all active amendments, contains the entire agreement between the parties hereto. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed in its name and on its behalf.

201607211217	Page 1 of 1

EXHIBIT 10.2

HEAT BIOLOGICS, INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of August __, 2016, by and between Heat Biologics, Inc., a Delaware corporation (the “Company”), and [________________] (“Indemnitee”).

WHEREAS, the Company and Indemnitee recognize the substantial increase in corporate litigation in general, subjecting officers and directors to expensive litigation risks;

WHEREAS, the Company desires to attract and continue to retain the services of highly qualified individuals, such as Indemnitee, to serve as officers and directors of the Company and to indemnify its officers and directors so as to provide them with the maximum protection permitted by law;

WHEREAS, the statutory indemnification provisions of the Delaware General Corporation Law (the “DGCL”), Section 145, expressly provide that they are nonexclusive, and it is the desire of the Company to indemnify directors and officers who have entered into settlements of derivative suits or have paid judgments, fines or penalties therefor, provided they have not breached the applicable statutory standard of conduct; and

WHEREAS, in view of such considerations, the Company desires to provide, independent from the indemnification to which the Indemnitee is otherwise entitled by law and under the Company’s Certificate of Incorporation and Bylaws, indemnification to the Indemnitee and advances of expenses, all as set forth in this Agreement to the maximum extent permitted by law.

NOW, THEREFORE, to induce the Indemnitee to serve the Company and in consideration of these premises and the mutual agreements set forth in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee hereby agree as follows:

1.

Indemnification.

(a)

Third Party Proceedings. The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to or is otherwise involved in (e.g., as a witness) any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.  The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company's Certificate of Incorporation and Bylaws, vote of its stockholders or disinterested directors or applicable law.

1

(b)

Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to or is otherwise involved in (e.g., as a witness) any threatened, pending or completed action or proceeding by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, to the fullest extent permitted by law, amounts paid in settlement, in each case to the extent actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and its shareholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudicated by court order or judgment to be liable to the Company in the performance of Indemnitee’s duty to the Company and its shareholders unless and only to the extent that the Delaware Court of Chancery or any other court in which such action or proceeding is or was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

(c)

Indemnification of Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any action, suit or proceeding referred to in Section 1(a) or Section 1(b) or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all expenses (including attorneys' fees) actually and reasonably incurred by Indemnitee in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such action, suit or proceeding, the Company shall indemnify Indemnitee against all expenses (including attorneys' fees) actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.  Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Company, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.  DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

2.

Expenses; Indemnification Procedure.

(a)

Advancement of Expenses. The Company shall advance, to the extent not prohibited by law, all expenses incurred by Indemnitee (“Expense Advances”) in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referred to in Section 1(a) or (b) hereof.  Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee within thirty (30) days following receipt of an undertaking (the “Undertaking”), substantially in the form attached hereto as Exhibit 1, by or on behalf of Indemnitee to repay the amount of any such advance if and to the extent that it shall ultimately be determined that Indemnitee is not entitled to indemnification for such amount. The Undertaking shall be

2

unsecured and shall bear no interest and shall be accepted without reference to the financial ability of Indemnitee to make repayment.

(b)

Notice/Cooperation by Indemnitee. Indemnitee shall, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification is or will be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). Notice shall be deemed received three (3) business days after the date postmarked if sent by domestic certified or registered mail, properly addressed; otherwise, notice shall be deemed received when such notice shall actually be received by the Company. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c)

Procedure. (1) The omission by Indemnitee to notify the Company hereunder will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement. Any indemnification and advances provided for in Section 1 and this Section 2 shall be made promptly, and in any event within thirty (30) days after receipt by the Company of the written request of Indemnitee together with such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to such indemnification or advances and, in the case of advances, a statement or statements reasonably evidencing the expenses incurred by Indemnitee and an undertaking as required by Section 2 hereof, unless with respect to such requests the Company determines within such 30day period that Indemnitee did not meet the applicable standard of conduct or that indemnification is not required under Section 7 below. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any action, suit or proceeding.  Such determination shall be made in each instance (i) if a Change in Control shall have occurred, unless otherwise elected by Indemnitee, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred: (a) by a majority vote of the directors of the Company who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), even though less than a quorum; (b) by a committee of such disinterested directors designated by majority vote of such disinterested directors, even though less than a quorum; (c) if there are no such disinterested directors, or if such disinterested directors so direct, by Independent Counsel in a written opinion ; or (d) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question.  For purposes of this Agreement:

(A)

A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i)

Acquisition of Stock by Third Party.  Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities unless the change in relative Beneficial Ownership of the Company's securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

(ii)

Change in Board of Directors.  During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this definition of Change in Control whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved,

3

cease for any reason to constitute at least a majority of the members of the Board;

(iii)

Corporate Transactions.  The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity) more than 50% of the combined voting power of the voting securities of the Surviving Entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such Surviving Entity;

(iv)

Liquidation.  The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; and

(v)

Other Events.  There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

(B)

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(C)

“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(D)

“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(E)

“Surviving Entity” shall mean the surviving entity in a merger or consolidation or any entity that controls, directly or indirectly, such surviving entity.

(F)

“Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.  The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(2)

In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 2(c)(1) hereof, the Independent Counsel shall be selected as provided in this Section 2(c)(2).  If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the

4

Independent Counsel so selected.  If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected.  In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a proper and timely objection, the person so selected shall act as Independent Counsel.  If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit.  If, within twenty (20) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 2(c)(1) hereof and the final disposition of the Proceeding, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Company or Indemnitee to the other's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 2(c)(1) hereof.  Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 2(d) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d)

If a claim under this Agreement, under any statute, or under any provision of the Company’s Certificate of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within the time allowed, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 8 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company. Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 2(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists.  Alternatively, Indemnitee, at Indemnitee's option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 2(d).  The Company shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration.  In the event that a determination shall have been made pursuant to this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.  If a determination shall have been made pursuant to this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Agreement, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Agreement that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.  It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or

5

other expenses associated with the interpretation, enforcement or defense of Indemnitee's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder.  The Company shall, to the fullest extent permitted by law, indemnify Indemnitee against any and all expenses (including attorneys' fees) and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement of expenses from the Company under this Agreement or under any directors' and officers' liability insurance policies maintained by the Company if, in the case of indemnification, Indemnitee is wholly successful on the underlying claims; if Indemnitee is not wholly successful on the underlying claims, then such indemnification shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by law, whichever is greater.

(e)

Reliance on Reports. Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on Indemnitee’s good faith reliance on the records or books of account of the Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

(f)

Presumption; Burden. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement and has acted in good faith. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(g)

Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 2(b) hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(h)

Assumption of Defense and Selection of Counsel. In the event the Company shall be obligated under Section 2(a) hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld or delayed, upon the delivery to Indemnitee of written notice of its election so to do. Notwithstanding the foregoing, the Company shall not be permitted to settle any action or claim on behalf of Indemnitee in any manner which would impose any unindemnified liability or penalty on Indemnitee or require any acknowledgment of wrongdoing on the part of Indemnitee without Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his or her counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company; (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense; or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii)(B)

6

above.

3.

Additional Indemnification Rights; Nonexclusivity; Contribution.

(a)

Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, such changes shall be, ipso facto, within the purview of Indemnitee’s rights and the Company’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b)

Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested directors, the DGCL, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he or she may have ceased to serve in any such capacity at the time of any action, suit or other covered proceeding.

(c)

Contribution.

(i)

Whether or not the indemnification provided in Section 1 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee;

(ii)

Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which they may be required to be considered by law. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee

7

(or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive;

(iii)

The Company hereby agrees fully to indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee; and

(iv)

To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

4.

Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

5.

Primacy of Indemnification. The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by the Company’s insurance provider and certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary); (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation or Bylaws of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors; and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 5.

6.

Officer and Director Liability Insurance. The Company shall maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of director and officer liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if Indemnitee is not an officer or director but is a key employee. Notwithstanding the foregoing, subject to any other obligation or agreement to maintain such insurance, the Company shall have no

8

obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Company.

7.

Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 7. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

8.

Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)

Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except as expressly contemplated by this Agreement, with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 of the DGCL, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation of such suit; or

(b)

Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) to the extent such expenses or liabilities have been paid directly to Indemnitee under a policy of officers’ and directors’ liability insurance or under any other insurance policy, contract, agreement or otherwise maintained by the Company; or

(c)

Claims under Section 16(b). To indemnify Indemnitee for expenses or the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; or

9.

Construction of Certain Phrases.  For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

10.

Effectiveness of Agreement. This Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a

9

director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as the time such act or omission occurred. The Company’s obligations hereunder shall continue as to Indemnitee if he or she ceases to be a director, officer, employee or agent.

11.

Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the Delaware Court of Chancery determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and crossclaims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action were made in bad faith or were frivolous.

12.

No Rights of Continued Service. This Agreement shall not impose any obligation of the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

13.

Miscellaneous.

(a)

Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of law.

(b)

Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the exclusive jurisdiction of the Delaware Court of Chancery for any purpose in connection with any actions or proceedings which arise out of or relate to this Agreement.

(c)

Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. Furthermore, the Company agrees not to seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting the Indemnitee’s rights to receive advancement of expenses under this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(d)

Construction. This Agreement is the result of negotiations between, and has been reviewed by, each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e)

Notices. Unless otherwise provided in this Agreement, any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing) and when delivered personally or three business days after being postmarked, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(f)

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g)

Successors and Assigns. This Agreement shall be binding upon the Company and its

10

successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all, substantially all or a substantial part of the business or assets of the Company. This Agreement shall inure to the benefit of Indemnitee and Indemnitee’s heirs, legal representatives, executives and administrators. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(h)

Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company to effectively bring suit to enforce such rights.

[Remainder of page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HEAT BIOLOGICS, INC.		The Indemnity

By:		By:
Name:		Name:
Title:		Title:
Address:	801 Capitola Drive	Address:
Durham, NC 27713

Signature Page to Indemnification Agreement

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EXHIBIT 1

UNDERTAKING

1.

This Undertaking is submitted pursuant to the Indemnification Agreement dated as of August __, 2016 between Heat Biologics, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Agreement”).  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

2.

I am requesting certain Expense Advances in connection with a claim to which I believe I am entitled to indemnification.

3.

I hereby undertake to repay such Expense Advances if it shall ultimately be determined that I am not entitled to be indemnified by the Company therefor under the Agreement or otherwise.

4.

The Expense Advances are, in general, all related to:

________________________________________________________________

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EXHIBIT 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO RULE 13a-14 OR RULE 15d-14 OF THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Jeffrey Wolf, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Heat Biologics, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 15, 2016	By:	/s/ Jeffrey Wolf
Name: Jeffrey Wolf
Title: Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

PURSUANT TO RULE 13a-14 OR RULE 15d-14 OF THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Ann Rosar, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Heat Biologics, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 15, 2016	By:	/s/ Ann Rosar
Name: Ann Rosar
Title: Vice President of Finance
(Principal Financial and Accounting Officer)

EXHIBIT 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Heat Biologics, Inc. (the “Registrant”) hereby certifies, to such officer’s knowledge, that:

(1)

the accompanying Quarterly Report on Form 10-Q of the Registrant for the quarter ended June 30, 2016 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: August 15, 2016

	By:	/s/ Jeffrey Wolf
Name: Jeffrey Wolf
Title: Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 32.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Heat Biologics, Inc. (the “Registrant”) hereby certifies, to such officer’s knowledge, that:

(1)

the accompanying Quarterly Report on Form 10-Q of the Registrant for the quarter ended June 30, 2016 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: August 15, 2016

	By:	/s/ Ann Rosar
Name: Ann Rosar
Title: Vice President of Finance
(Principal Financial and Accounting Officer)